EXHIBIT 99.1

For Immediate Release
___________________________________________________________________________________________________________________________________________________________________
PARLUX ANNOUNCES
 ITS SECOND QUARTER RESULTS

FORT LAUDERDALE, FLORIDA, November 3, 2010.  Parlux Fragrances, Inc. (NASDAQ:PARL) announced today its unaudited results for its second quarter and the six-month period ended September 30, 2010.  Net sales for the quarter were $38.6 million compared to $56.5 million in the prior year period.  The prior year second quarter contained approximately $16.5 million of GUESS brand net sales, which are no longer distributed by the Company.  If we exclude sales of GUESS products, there was a decrease of approximately 3% in net sales.  Net income for the quarter was $1.1 million or $0.05 per share compared to $3.0 million, or $0.14 per share for the same prior year period.

For the six-month period ended September 30, 2010, net sales were $62.7 million compared to $80.1 million in the prior year period, which contained approximately $28.1 million of GUESS brand net sales.  Excluding GUESS, our net sales increased 21% for the six-month period.  Net profits were $1.3 million or $0.06 per share compared to $502 thousand or $0.02 per share for the same prior year period.

Mr. Frederick E. Purches, Chairman and CEO, commented, “On a directly comparable basis, we were able to increase net sales by 21%, while our net profit more than doubled over the prior six-month period.  We are pleased with our results to-date, which have been achieved with a 38% reduction in advertising and promotional expense compared to the prior year period. We have targeted the majority of our spending at the in-store level to achieve maximum sell-through, and the results are evident.  However, we are up against a very strong third quarter in the prior year with many new introductions, and we expect these directly comparable sales increases will be reduced to single digits on a cumulative nine-month basis.”

Mr. Purches added, “Our unaudited Balance Sheet at September 30, 2010, reflects a cash position of $14.2 million, compared to $14.9 million at June 30, 2010, and we have no long-term debt.  We have not drawn on our $20 million line of credit available from GE Capital Corporate Finance.  Our equity exceeds $100 million representing a book value of $4.95 per share.  We perceive,” he continued, “that the department store retailing environment is marginally improving, but there are many dynamics in play here.  We remain cautiously optimistic that in spite of the unknowns and variables, the fiscal year will be profitable.”

CONFERENCE CALL
The Company will hold a conference call on Thursday, November 4, 2010, at 9:00 a.m. (ET) to discuss the Company’s 2nd quarter results and to provide additional outlook for the fiscal year.  To participate, please call Toll Free: 800-895-1549 or International: 785-424-1057.  Conference ID: 7PARLUX.  A replay of the conference call will be available following the conference call, until 11:59PM (ET) November 11, 2010.  To access the replay, please call Toll Free: 800-283-8183 or International: 402-220-0867 (password or ID is not required).

ABOUT PARLUX FRAGRANCES, INC.
Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige fragrances and beauty related products. It holds licenses to manufacture and distribute the designer fragrance brands of Paris Hilton, Jessica Simpson, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, Vince Camuto and Fred Hayman Beverly Hills, as well as Paris Hilton cosmetics, sunglasses, handbags and other small leather accessories.

Certain Information Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties are discussed in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to update forward-looking statements that may be made herein or otherwise to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:	Parlux Fragrances, Inc. (954) 316-9008
CONTACT:	Frederick E. Purches, Ext. 8116 Raymond J. Balsys, Ext. 8106
Web site:	http://www.parlux.com

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except number of shares and per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net sales:
Unrelated customers	$17,503	$36,455	$31,823	$55,098
Related parties	20,633	20,006	29,644	25,007
Sales - expired license	443	-	1,226	-
	38,579	56,461	62,693	80,105

Cost of goods sold:
Unrelated customers	8,221	15,662	13,990	23,916
Related parties	10,464	10,660	14,324	13,079
Cost of sales - expired license	443	-	1,225	-
	19,128	26,322	29,539	36,995

Operating expense	17,469	25,253	30,804	42,147

Operating income	1,982	4,886	2,350	963

Interest (expense) income, net	(208)	(97)	(203)	(152)
Foreign exchange loss	(2)	-	-	(1)
Income before income taxes	1,772	4,789	2,147	810

Income tax provision	673	1,820	816	308

Net income	$1,099	$2,969	$1,331	$502

Income per common share:
Basic	$0.05	$0.15	$0.06	$0.02

Diluted	$0.05	$0.14	$0.06	$0.02

Weighted average number of shares outstanding:
Basic	20,489,812	20,324,812	20,482,807	20,324,812

Diluted	20,641,003	20,478,622	20,613,603	20,478,622

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	September 30,	March 31,
	2010	2010
	(Unaudited)

Cash and cash equivalents	$14,247	$17,579
Trade receivables, net	30,386	14,245
Inventories	40,654	41,846
Other current assets	21,036	29,703
Current Assets	106,323	103,373

Equipment and leasehold improvements, net	2,351	2,679
Trademarks and licenses, net	4,407	4,654
Other assets	3,642	3,626
Total Assets	$116,723	$114,332

Other current liabilities and income taxes payable	$15,353	$14,532
Current Liabilities	15,353	14,532

Total Liabilities	15,353	14,532

Stockholders' Equity	101,370	99,800
Total Liabilities and Stockholders' Equity	$116,723	$114,332